Exhibit 5.1

June 1, 2017

Intrepid Potash, Inc.

707 17th Street, Suite 4200

Denver, Colorado 80202

Re:                 Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Intrepid Potash, Inc. (the “Company”)  in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which the Company is filing with the Securities and Exchange Commission with respect to up to 4,652,599 shares of common stock, $0.001 par value per share (the “Shares”) pursuant to the Intrepid Potash, Inc. Amended and Restated Equity Incentive Plan (the “Plan”).

We have examined the Registration Statement and such documents and records of the Company as we have deemed necessary for the purpose of this opinion.  In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any Shares that may be issued pursuant to the Plan have been duly authorized and that, upon the due execution by the Company of any certificates representing the Shares, the registration by its registrar of the Shares and the issuance thereof by the Company in accordance with the terms of the Plan, and the receipt of consideration therefor in accordance with the terms of the Plan, such Shares will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ PERKINS COIE LLP